Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Announces Commencement of Tender Offer for

All Outstanding Shares of Schuff International, Inc.

HERNDON, VA – August 21, 2014 – HC2 Holdings, Inc. (“HC2”) (OTCQB: HCHC) today announced the commencement of a tender offer for all of the outstanding shares of common stock of Schuff International, Inc. (“Schuff”) that it does not already own for $31.50 per share, net to the holder thereof in cash, without interest thereon and subject to any required tax withholding (the “Offer”). HC2 currently owns 70% of the outstanding shares of common stock of Schuff. The Offer is being made pursuant to an Offer to Purchase, dated August 20, 2014 (the “Offer to Purchase”).

The Offer will expire on September 19, 2014 at 5:00 PM, New York City time, unless the offer is extended. The Offer is subject to various conditions, including, among others: (i) the tender of at least a number of shares, which constitute at least a majority of the outstanding shares of Schuff, excluding shares owned by HC2 or any director or officer of Schuff (which condition is non-waivable); (ii) the tender of at least a number of shares, which, together with the shares then held HC2, constitute at least 90% of the outstanding shares of Schuff; and (iii) HC2 closing negotiated financing terms, if necessary, to purchase all of the shares that are tendered in the Offer. If the condition to receive 90% of the outstanding shares of Schuff is satisfied and the Offer is consummated, HC2 will (i) own at least 90% of the outstanding shares of Schuff and (ii) as soon as practicable after consummation of the Offer, effect a merger of Schuff with a subsidiary of HC2 without a meeting of Schuff’s stockholders in accordance with Delaware law, unless we are prevented from doing so by a court or other legal requirement.

Schuff’s board has not yet made any recommendation with respect to the Offer. Under Rule 14e-2 of the Securities Exchange Act of 1934, as amended, Schuff is required to disseminate its position with respect to the Offer no later than ten business days from the date the Offer is commenced.

The Depositary for the Offer is American Stock Transfer & Trust Company, LLC. The Information Agent for the Offer is Georgeson. The Offer documents, including the Offer to Purchase, may be obtained at no charge by directing a request by mail to 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or by calling toll-free at (888) 505-9118.

About HC2

HC2 operates as a holding company of operating subsidiaries primarily in the United States and the United Kingdom. As of the commencement of the Offer, HC2 owns 70% of Schuff, the largest steel fabrication and erection company in the United States. HC2’s indirectly wholly owned subsidiary PTGi International Carrier Services, Inc. (“PTGi ICS”) is one of the leading international wholesale service providers to fixed and mobile network operators worldwide. HC2 owns a majority interest in ANG Holding, Inc., a premier retailer of natural gas motor fuel in the Northeast. HC2’s indirectly wholly owned subsidiary Genovel Orthopedics, Inc. is researching the development of innovative products to treat early osteoarthritis of the knee. Founded in 1994, HC2 is headquartered in Herndon, Virginia. For more information, visit: www.HC2.com.

About Schuff International, Inc.

Schuff (PINKSHEETS: SHFK) and its family of steel companies is the largest steel fabrication and erection company in the United States. The 37-year-old company executes projects throughout the country as well as internationally. Schuff offers integrated steel construction services from a single source including design-build, design-assist, engineering, BIM participation, 3D steel modeling/detailing, fabrication, advanced field erection, project management, and single-source steel management systems. Schuff employs approximately 1,300 people throughout the country. For more information, visit: www.schuff.com.

For information on HC2 Holdings, Inc., please contact:

HC2

ir@HC2.com

For information on Schuff International, Inc., please contact:

Michael Hill

Vice President and CFO

mike.hill@schuff.com

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